Media Contacts: Bob Lopes Vice President Lightstone Securities, LLC 201-529-6063 blopes@lightstonereit.com	Michael J. LaCosta Vice President Beckerman Public Relations 908-781-6420 michaelj@beckermanpr.com

FOR IMMEDIATE RELEASE

LIGHTSTONE VALUE PLUS REIT ENTERS HOTEL MARKET WITH
ACQUISITION OF TWO BAYMONT INN & SUITES HOTELS IN TEXAS

LAKEWOOD, N.J. (October 26, 2007) - The Lightstone Value Plus REIT, the industry’s first “no front-end load” real estate investment trust, today announced that it has acquired two Baymont Inn & Suites that it plans to immediately convert to Extended Stay Deluxe hotels and renovate over the next year. Located in Houston and Sugar Land, Texas, these hotels represent the initial entry into the hotel market for the Lightstone Value Plus REIT. The two hotels will be managed by an affiliate of The Lightstone Group.

“We consistently seek new nationwide real estate investment opportunities to diversify assets within the REIT and these two acquisitions were ideal for us to enter the hotel sector,” said David Lichtenstein, chairman and CEO of the Lightstone Value Plus REIT. “Both properties are in excellent locations and were remodeled last December, which will allow for a very efficient conversion to Extended Stay Deluxe hotels. In addition, both hotels have a variety of business drivers, particularly several companies with large operations or offices nearby, that project to boost occupancy for the foreseeable future.”

The two acquired Hotels include the 145-room property at 15385 Katy Freeway (IH-10) in Houston, and the 145-room hotel at 13420 Southwest Freeway (Highway 59) in Sugar Land. Both properties feature interior corridors, over 100 parking spaces, and a small conference/boardroom. Following their conversion to Extended Stay Deluxe, both hotels will include a premium coffee bar; complimentary wireless Internet; remote network printing; complimentary bath essentials; movies, music and premium television; a fitness center; and numerous additional amenities.

About The Lightstone Group
The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 680 hotels, 18,000 residential units and approximately 67 million square feet of office, industrial, hotel and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, visit www.lightstonegroup.com.

About Lightstone Value Plus REIT
The investment objectives of the REIT are primarily capital appreciation with a secondary objective of income. The REIT is currently offering its common stock at $10 per share to investors who meet certain suitability standards set forth in the prospectus. Copies of the prospectus may be obtained from:

Lightstone Securities, LLC
Member NASD, SIPC
Bob Lopes, Vice President
blopes@lightstonereit.com
One International Blvd.
Mahwah, NJ 07495
(201) 529-6063
www.lightstonereit.com

# # #